Exhibit 99.1


          iBasis (New OTC Ticker: IBSE) Effects 1-for-3 Reverse Split,
                           Applies for NASDAQ Listing

     BURLINGTON, MASS.--(BUSINESS WIRE)--May 2, 2006--iBasis, Inc. (OTCBB: former symbol IBAS, new symbol IBSE), the global VoIP company(TM), having received the approval of its shareholders at its annual meeting today, announced that the Company filed an amendment to its certificate of incorporation such that each three shares of issued and outstanding common stock will be converted automatically into one share of common stock.
     The reverse stock split will be effective immediately after the close of market on May 2, 2006. iBasis stock will continue to trade on the OTC Bulletin Board on a post-split basis under the new ticker symbol IBSE as of May 3, 2006. Instructions regarding the exchange of certificates will be sent to shareholders of record following the split.
     The Company also announced that it has filed an application for the listing of its common stock on the NASDAQ National Market. NASDAQ review of an application for listing typically takes at least several weeks.
     "Implementing the reverse split is an important step in regaining our listing on NASDAQ," said Ofer Gneezy, president and CEO of iBasis. "Relisting will enhance our visibility with important market analysts and make iBasis stock more accessible for large institutional investors."

     About iBasis

     Founded in 1996, iBasis (OTCBB: former symbol IBAS, new symbol IBSE) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried 7.8 billion minutes of international voice over IP
(VoIP) traffic in 2005, and is one of the largest carriers of international voice traffic in the world(1). For four consecutive years service providers have named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

     iBasis and Pingo are registered marks, and the global VoIP company is a trademark of iBasis, Inc. All other trademarks are the property of their respective owners.

     Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release, including its plan to relist on NASDAQ, and its anticipated revenue, earnings per share and capital expenditures, constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the Company's ability to execute its business plan; (ii) the Company's ability to meet the listing requirements of NASDAQ, (iii) the extent of adoption of the Company's services and the timing and amount of revenue and gross profit generated by these services; (iv) fluctuations in the market for and pricing of these services; and (v) the other considerations described as "Risk Factors" in the Company's most recent Forms 10-K and 10-Q, and the Company's other SEC filings. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

     (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

     (2)ATLANTIC-ACM International Wholesale Carrier Report Card - 2002, 2003, 2004, & 2005.


     CONTACT: iBasis, Inc.
              Chris Ward, 781-505-7557
              cward@ibasis.net
              or
              Richard Tennant, 781-505-7409
              ir@ibasis.net